Exhibit 99.1

At NationsHealth:	At Rx Communications Group:
Timothy Fairbanks, CFO 954-903-5018	Melody A. Carey (investors) 917-322-2571

FOR IMMEDIATE RELEASE

NASDAQ CONFIRMS NATIONSHEALTH’S COMPLIANCE WITH MARKETPLACE RULE 4450(b)(1)(A)

Sunrise, FL – November 6, 2006 – NationsHealth, Inc. (Nasdaq: NHRX, NHRXW, NHRXU) announced that it was advised today by the Nasdaq Listing Qualifications Department that the Company had demonstrated compliance with the continued listing requirements for inclusion on The NASDAQ Global Market under Marketplace Rule 4450(b)(1)(A), which requires a minimum $50,000,000 market value of listed securities for at least 10 consecutive trading days, and, as a result, the staff had closed its review of the Company’s eligibility under Marketplace Rule 4450(b)(1)(A). The Company had previously announced this review on October 18, 2006.

As previously announced, on September 12, 2006 NationsHealth was advised in a separate review by the Nasdaq Listing Qualifications Department that the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) (i.e. the Company’s total shares outstanding less any shares held by officers, directors or beneficial owners of 10 percent or more) of at least $15,000,000 as required for continued listing on The NASDAQ Global Market under Marketplace Rule 4450(b)(3). The Company was provided 90 calendar days to regain compliance with the MVPHS deficiency by achieving a MVPHS of the Company’s common stock of at least $15,000,000 or more for 10 consecutive trading days at any time before December 11, 2006.

The Company is currently evaluating its alternatives to resolve the listing deficiency. If the Company does not resolve the listing deficiency, the Company may apply for listing on The Nasdaq Capital Market. The Company currently is in compliance with the listing standards of The Nasdaq Capital Market.

About NationsHealth, Inc.
NationsHealth improves the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth provides home delivery of diabetes, ostomy and pharmacy products to approximately 102,000 patients across the nation. NationsHealth is also the provider of diabetes supplies to more than 13,000 Medicare beneficiaries at over 1,100 Kmart pharmacies. In addition to its medical products business, NationsHealth also provides education, marketing, enrollment and customer service to insurance plans, with a focus on Medicare Part D plans. NationsHealth has an agreement with CIGNA to service its Medicare Part D prescription drug plans nationally. For more information please visit http://www.nationshealth.com.